Biotricity provides end of year shareholder update

Company outlines future roadmap

JANUARY 11, 2019 | BY BIOTRICITY

REDWOOD CITY, Calif., Jan. 11, 2019 (GLOBE NEWSWIRE) — Biotricity Inc. (OTCQB:BTCY), a medical diagnostic and consumer healthcare technology company, is providing an end of year update to its shareholders.

“2018 was an exciting year for Biotricity as we launched our first medical-grade device into the growing cardiac market and received great reception from our initial sales forays,” said Mr. Waqaas Al-Siddiq, Biotricity Founder and CEO. “While still early in the Bioflux launch, we’re thrilled by the validation Bioflux has experienced thus far and we are expanding our sales organization substantially this year as a result. Our technology and solution are solid, and both our sales growth and market adoption continue to surpass our expectations each quarter. We fully expect this trend to continue and believe that continued success will increase our market and shareholder value.”

The Company experienced a 211% growth in sales from Q2 2018 to Q3 2018. In addition, new device placements increased 182% from Q2 2018 to Q3 2018. These results were based on the initial targeted launch executed in 2018 to ensure the product met or exceeded customer expectations in both device quality and user experience. The company expects this sales growth to continue as the technology is introduced into additional territories in the United States.

“Biotricity offers an exciting platform in the cardiovascular space as it provides 24/7 real-time monitoring and high quality, precise metrics compared to other competitive devices I have used,” said Dr. James Higgins, a Biotricity customer who specializes in Interventional Cardiology and Cardiac Electrophysiology. With healthcare increasingly moving towards outpatient care and remote patient monitoring, I fully expect that the demand for this type of technology will increase dramatically in the near future. I also believe Biotricity is well positioned for future growth based on their desired entry into other indications such as fetal monitoring and the chronic disease market.”

Biotricity is now focusing on the growth of its commercial organization, sales growth, market expansion, and the development of new product applications in the coming year. The Company has already established this foundation with its flagship Bioflux solution.

The Company details the following list of accomplishments and upcoming milestones:

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Bioflux was named Best Remote Patient Monitoring Solution by MedTech Breakthrough on June 6, 2018.

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Direct sales representatives are positioned in six states across the country with plans to expand the current sales force.

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Reimbursement by private payers and MEDICARE for the Bioflux solution is progressing successfully without any reported issues.

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The company will  continue to build out infrastructure and operations to support expansion and growth.

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Prepare for FDA filing of Biopatch, an ECG patch which offers an alternative to the 3-lead system for patients with less complicated cardiac conditions, in early 2019 to garner incremental revenue and expand the company’s product portfolio

“We appreciate the commitment of our existing shareholders and we will continue to be prudent in executing future transactions that maximize shareholder value and minimize risk,” said Mr.  Al-Siddiq. “We believe Biotricity has a great opportunity as we expand our commercial footprint and continue to innovate for physicians and patients alike. I look forward to providing updates in the near-term on our latest initiatives.”

To learn more, visit www.biotricity.com or follow on

Twitter: @biotricity_inc,  Facebook: www.facebook.com/biotricity/, or
LinkedIn: www.linkedin.com/company/biotricity-measuring-vitals

About Biotricity Inc.

Biotricity is a modern medical technology company focused on delivering innovative, remote biometric monitoring solutions to the medical and consumer markets, including diagnostic and post-diagnostic solutions for chronic conditions and lifestyle improvement. Biotricity’s R&D continues to focus on the preventative healthcare market, with a vision of putting health management into the hands of the individual. The company aims to support the self-management of critical and chronic conditions with the use of innovative solutions to ease the growing burden on the healthcare system. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contacts:

Media contacts

McCoin & Smith Communications Inc.

Chris McCoin
Chris@mccoinsmith.com
508-429-5988

Richard Smith
Rick@mccoinsmith.com
978-433-3304

Investor relations:

Biotricity Investor Relations
Investors@biotricity.com
1.800.951.3348